Exhibit 99.1

Gasco
-----
Energy



For Release at 8:00 AM EST on Thursday, February 5, 2009

     Gasco Energy Announces 2008 Year-End Proved Reserves and Revised CAPEX;
                          Updates Gate Canyon Progress

DENVER - February 5, 2009 - Gasco Energy, Inc. (NYSE Alternext US: GSX) today announced 2008 year-end total proved reserves of 53.1 billion cubic feet of natural gas equivalent (Bcfe), comprised of 50.9 Bcf of natural gas and 361,000 barrels of liquids. The Company's reserve mix is 96% natural gas and 4% liquid hydrocarbons, including condensate volumes. At year-end 2008, 100% of the Company's reserves were classified as proved developed. By comparison, Gasco's total proved reserves at year-end 2007 were 110.7 Bcfe, approximately 50% of which were classified as proved developed and 50% were proved undeveloped.

Reserves Summary at December 31, 2008

-------------------------------------------------------------------------------

                                                           2007
                                           2008           Proved
                             % of         Proved         Reserves           %
    Category               Reserves    Reserves (Mcfe)    (Mcfe)          Chg.
    --------               --------   --------------      ------          ----
Proved Developed
Producing                      79%      41,940,000      38,709,212        7.7%
----------------------- ----------- --------------- --------------- -----------

Proved Developed Non-
Producing                      21%      11,135,000      16,281,525     (31.6%)
----------------------- ----------- --------------- --------------- -----------

Proved Undeveloped              0%               0      55,772,413      (100%)
----------------------- ----------- --------------- --------------- -----------

Total                         100%      53,075,000     110,763,150     (52.1%)
                              ====      ==========     ===========     =======
--------- --------------------------------------------------- ------------------



-------------------------------------------------------------------------------
Reserve Reconciliation                   Gas          Oil        Equivalents
                                         Mcf          Bbl           Mcfe
------------------------------ ------------------ ----------- -----------------
Balance, December 31, 2007           104,338,338   1,070,802       110,763,150
------------------------------ ------------------ ----------- -----------------
 Extensions and discoveries            2,400,000      17,000         2,502,000
------------------------------ ------------------ ----------- -----------------
 Revisions of previous estimates    (42,740,310)   (646,257)      (46,617,852)
------------------------------ ------------------ ----------- -----------------
 Sales of reserves in place          (8,506,000)    (38,000)       (8,734,000)
------------------------------ ------------------ ----------- -----------------
 Production                          (4,583,028)    (42,545)       (4,838,298)
------------------------------ ------------------ ----------- -----------------
Balance, December 31, 2008            50,909,000    361,000         53,075,000
                                      ==========    ========        ==========
------------------------------ ------------------ ----------- -----------------
Proved Developed Reserves             50,909,000    361,000         53,075,000
------------------------------ ------------------ ----------- -----------------


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In accordance  with SEC  requirements,  Gasco's proved  reserves at December 31,
2008 were computed using unescalated year-end 2008 commodity prices (based on Rocky Mountain regional prices) of $23.60 per barrel for black wax, $14.33 per barrel for condensate and $4.63 per million British thermal units for natural gas including necessary adjustments for quality and location to arrive at the net price received by the Company as of December 31, 2008. The average price net to Gasco in the reserve report is $15.34 per barrel for liquids and $4.63 per Mcf for natural gas. Based on these prices the estimated discounted net present value of Gasco's proved reserves, before projected income taxes, using a 10% per annum discount rate ("PV-10") was $69.5 million at December 31, 2008. For December 31, 2007, the SEC PV-10 number was $161.8 million and used net year-end commodity prices of $6.53 per Mcf of natural gas and $73.95 per barrel of crude oil.

All of the  reserves  valued in the  report are  located  in  Gasco's  Riverbend
Project area in Carbon, Duchesne, and Uintah Counties in Utah's Uinta Basin. Reserve estimates are engineered by independent reservoir engineering consultants, Netherland, Sewell & Associates, Inc. and conform to the definition as set forth in the SEC Regulation S-X Part 210.4-10 (a) as clarified by subsequent Commission Staff Accounting bulletins. The proved reserves are also in accordance with Financial Accounting Standards Board Statement No. 69 requirements. In accordance with SEC guidelines, reserve estimates do not include any probable or possible reserves which may exist for Gasco's properties.

While the Company has not completed its December 31, 2008 financial statements including its valuation of unproved properties, management does not believe that the Company will record an impairment charge of the carrying value of its proved oil and gas properties for the fourth quarter 2008.

Definition - Reserves
Important definitions pertaining to oil and gas reserves may be found in the "Glossary of Natural Gas and Oil Terms" in the Company's annual Filing on Form 10-K.

2009 Initial Capital Expenditure Budget
Gasco also today announced that its Board of Directors has approved a revised initial 2009 capital expenditure budget (CAPEX) of $10 million. From the preliminary budget presented in a November 4, 2008 news release, the Company has reduced its CAPEX budget for 2009 by $20 million. The change in plan is a direct result of further weakening in commodity prices, high service costs for drilling and completing wells and limited capital markets. The revised program includes completing the Gate Canyon State #23-16, the drilling and completion of approximately two gross (0.84 net) wells and 12 recompletions (4 net) of up-hole zones on Gasco's Riverbend Project located in the Uinta Basin of Utah. The wells in the program will be drilled to develop the natural-gas-bearing upper Mancos shale intervals and associated up-hole pay zones in each wellbore. The CAPEX budget does not include possible acquisitions, but may include installation of pipeline infrastructure, distribution facilities and certain geophysical operations.

The Company intends to fund its budget entirely through cash flow from operations. Consequently, the Company will monitor spending and cash flow throughout the year and may accelerate or delay investment depending on commodity prices and cash flow expectations. The Company currently operates a single rig. This rig will be released after it completes drilling operations on the well it is currently drilling. It is scheduled to reach total depth (TD) in late February 2009. At rig release, the Company is obligated to pay the rig contractor approximately $4.6 million for early termination of the drilling contract (as calculated at $12,000/day from rig release through March 15, 2010, the expiration date of the contract).

Gasco has a $250 million reserve-based revolving line of credit facility with a borrowing base of $45 million, of which $31 million was drawn at December 31, 2008.

Interim Gate Canyon Area Update
The GCS #23-16 (25% working interest, Gasco operated), a Dakota and full Mancos shale interval test, reached TD of 16,610 feet on June 13, 2008. As previously announced, the well was completed in the Morrison and Dakota formations with four frac stages, where it encountered mechanical issues.

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After  setting a bridge  plug above the Dakota to  isolate  production  from the lower intervals, completion operations have subsequently moved up-hole to target Mancos Shale and Blackhawk pay. Gasco has now successfully completed two additional frac stages, the fifth and sixth stages in the wellbore. The initial two lower Mancos stages (five and six) were initially tested at combined rates of up to 4.2 million cubic feet of natural gas per day (MMcf/d), with a flowing casing pressure of 7,700 psi on a 12/64" choke. During a 12-hour test, the well averaged a combined flow-rate of 2.5 MMcf/d on a 12/64" choke with a flowing casing pressure of 4,900 psi. All production rates were observed while the well was cleaning up and flowing back frac fluid. Gasco is currently moving up-hole to complete seven additional Mancos / Blackhawk frac stages. At that point,
production   testing  will  resume  before  completing  and  testing  additional
Blackhawk, Mesaverde and Wasatch pay zones located further up-hole.

Management Comment
Gasco's President and CEO Mark Erickson said: "The high flow rates observed during the early stages of our Gate Canyon well are encouraging initial signs of the GCS #23-16 productive potential. There remains additional up-hole pay to complete in the well, which should allow us to learn more from the completions and further production testing. The results are early, but indicate a gas-charged system at least in this part of Gate Canyon. We have focused the majority of our historical drilling program and CAPEX in the eastern part of the Riverbend project and have limited drilling and completion data and results to-date from the Gate Canyon Unit located to the extreme west of our leasehold. The well should give us a good look at reservoir characteristics and other important data to help us better understand the Gate Canyon area.

"With respect to reserves, the drop in commodity prices along with high services costs did not allow us to clearly demonstrate the critical improvements we continue to achieve on our Riverbend Project. Our revisions of 46.6 Bcfe are attributed to lower prices received and higher well costs during 2008 which resulted in the booking of no proved undeveloped (PUD) locations. We also experienced a write down of 290,000 barrels, or 88% of our Black Wax production, attributed again to the sharply lower price at December 31, 2008. It is interesting to note that during 2008 the Company drilled and completed six wells that were previously booked as PUD locations in 2007. The proved developed producing reserves resulting from this drilling yielded an average of 2.52 Bcfe per well versus the previously PUD assigned reserves averaging 1.75 Bcfe, or a 44% increase over the PUD estimates.

Erickson concluded: "Now, in 2009, we are experiencing softening of services costs which should benefit our planned 2009 program. During 2008, all wells drilled penetrated the Mancos which expanded our core producing area to nearly one full township. We continued to work diligently to reduce drilling days while constantly improving tight gas sands and shale completion techniques. Production analysis indicates that we are often draining less than an estimated five acres within the Mancos. We are greatly benefitted by our thick Mancos section and additional up-hole pay zones that can be commingled with the Mancos. The play is clearly ready for the implementation of new technology, including horizontal drilling which has proven successful in other shale plays in North America."

About Gasco Energy
Denver-based Gasco Energy, Inc. is a natural gas and petroleum exploitation, development and production company engaged in locating and developing hydrocarbon resources, primarily in the Rocky Mountain region. Gasco's principal business is the acquisition of leasehold interests in petroleum and natural gas rights, either directly or indirectly, and the exploitation and development of properties subject to these leases. Gasco currently focuses its drilling efforts in the Riverbend Project located in the Uinta Basin of northeastern Utah, targeting the Wasatch, Mesaverde, Blackhawk, Mancos, Dakota and Morrison formations. To learn more, visit http://www.gascoenergy.com.

Forward-looking Statements
Certain statements set forth in this press release relate to management's future plans, objectives and expectations. Such statements are forward-looking within the meanings of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this press release, including, without limitation, statements regarding Gasco's future financial position, potential resources, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified


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by the use of  forward-looking  terminology  such as  "may,"  "will,"  "expect,"
"intend," "project," "estimate," "anticipate," "believe," or "continue" or the negative thereof or similar terminology. Although any forward-looking statements contained in this press release are to the knowledge or in the judgment of the officers and directors of Gasco, believed to be reasonable, there can be no assurances that any of these expectations will prove correct or that any of the actions that are planned will be taken. Forward-looking statements involve known and unknown risks and uncertainties that may cause Gasco's actual performance
and  financial   results  in  future  periods  to  differ  materially  from  any projection, estimate or forecasted result. Some of the key factors that may cause actual results to vary from those Gasco expects include inherent uncertainties in interpreting engineering and reserve or production data; operating hazards; delays or cancellations of drilling operations because of weather and other natural and economic forces; fluctuations in oil and natural gas prices in response to changes in supply; competition from other companies with greater resources; environmental and other government regulations; defects in title to properties; increases in the Company's cost of borrowing or inability or unavailability of capital resources to fund capital expenditures; fluctuations in natural gas and oil prices; pipeline constraints; overall demand for natural gas and oil in the United States; changes in general economic conditions in the United States; our ability to manage interest rate and commodity price exposure; changes in the Company's borrowing arrangements; the condition of credit and capital markets in the United States; and other risks described under "Risk Factors" in each of Item 1 of the Company's Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission on March 4, 2008 and in Item 1A of the Company's Quarterly Reports on Form 10-Q for the quarters ended June 30, 2008 and September 30, 2008 filed with the Securities and Exchange Commission on August 4, 2008 and November 4, 2008, respectively.

Any of these factors could cause our actual results to differ materially from the results implied by these or any other forward-looking statements made by us or on our behalf. We cannot assure you that our future results will meet our expectations. When you consider these forward-looking statements, you should keep in mind these factors. All subsequent written and oral forward-looking statements attributable to the Company, or persons acting on its behalf, are expressly qualified in their entirety by these factors. Our forward-looking statements speak only as of the date made. The Company assumes no duty to update or revise its forward-looking statements based on changes in internal estimates or expectations or otherwise.

Contact for Gasco Energy, Inc.: Investor Relations: 303-483-0044





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